As filed with the Securities and Exchange Commission on September 6, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOTHERS WORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3045573
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

456 North Fifth Street, Philadelphia, Pennsylvania 19123
(Address, including zip code,
of principal executive offices)

2005 EQUITY INCENTIVE PLAN
(Full title of the plan)

Rebecca C. Matthias, President
Mothers Work, Inc.
456 North 5th Street
Philadelphia, Pennsylvania 19123
(Name and address of agent for service)

(215) 873-2200
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	475,000 shares	$35.74	(2)	$16,976,500	$1,816.49
Common Stock, par value $.01 per share	25,000 shares	$12.95	(3)	$323,750	$34.64

(1)           Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional securities as may result from anti-dilution adjustments under the 2005 Equity Incentive Plan, as the same may be amended from time to time hereafter (the “Plan”).  In addition, this registration statement registers an indeterminate number of rights (the “Rights”) to purchase Series B Preferred Stock, par value $.01 per share, pursuant to the terms of a certain Amended and Restated Rights Agreement, dated as of October 9, 2005, between Mothers Work, Inc. and StockTrans, Inc., as the same may be amended from time to time hereafter.  No separate consideration will be received for the Rights, which initially will trade together with the Common Stock.

(2)           Estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.  The price and fee are computed based on the average of the high and low prices for the common stock reported on the Nasdaq National Market on August 29, 2006.

(3)           Estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h)(1), based upon the weighted average exercise price of outstanding but unexercised options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                           Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                           Registrant Information and Employee Plan Annual Information.

Mothers Work, Inc. (the “Registrant”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania 19123 Attention: Dan W. Matthias, Chairman of the Board and Chief Executive Officer; telephone number (215) 873-2200.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                           Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)                  Our Annual Report on Form 10-K for the period ended September 30, 2005;

(b)                 Our Quarterly Report on Form 10-Q for the period ended December 31, 2005;

(c)      Our Quarterly Report on Form 10-Q for the period ended March 31, 2006;

(d)      Our Quarterly Report on Form 10-Q for the period ended June 30, 2006;

(e)      Our Current Report on Form 8-K dated September 27, 2005;

(f)       Our Current Report on Form 8-K dated October 9, 2005;

(g)      Our Current Report on Form 8-K dated December 29, 2005;

(h)      Our Current Report on Form 8-K dated August 3, 2006;

(i)       Our Current Report on Form 8-K dated August 24, 2006;

(j)                     The description of our common stock contained in our Registration Statement on Form 8-A filed on February 4, 1993, as amended, under Section 12(g) of the Exchange Act; and

All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.                           Description of Securities.

Not applicable.

Item 5.                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.  In the case of an action other than an action by or in the right of the corporation, the termination of such action by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 145 further provides that: (i) a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise, (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, (iii) indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators and (iv) empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145.  A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct.  This determination is to be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by stockholders.

Article Twelve of our certificate of incorporation provides that we shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify all persons which we have the power to indemnify pursuant thereto. In addition, Article V, Section 1 of our By-Laws provides that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was one of our directors, officers, employees or agents or is or was serving at our request as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits us to provide broader indemnification rights that said law permitted us to provide prior to such amendment), against all expenses (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Article V, Section 5 of our By-Laws provides that expenses incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by us in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately is determined that he is not entitled to be indemnified by us. We may, by action of our Board of Directors, provide indemnification to our employees and agents with the same scope and effect as the foregoing indemnification of directors and officers. The foregoing right to indemnification and advancement of expenses is not exclusive.

Our directors and officers are covered by policies of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses incurred in connection with the defense of actions, suits or proceedings, and certain liabilities which might be incurred as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. We are also insured with respect to certain payments that we might be required to make to our directors or officers under applicable statutes and our certificate of incorporation.

Additionally, Article Thirteen of our certificate of incorporation limits the liability of our directors under certain circumstances. Article Thirteen provides that a director shall have no personal liability to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided, however, that Article Thirteen does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law; (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.                           Exemption from Registration Claimed.

Not applicable.

Item 8.                           Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1	Mothers Work, Inc. 2005 Equity Incentive Plan

5.1	Opinion of Pepper Hamilton LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24.1	Power of Attorney (on signature page)

Item 9.                           Undertakings.

The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that:

(A) Paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on September 6, 2006.

MOTHERS WORK, INC.

By:	/s/ Dan W. Matthias
Dan W. Matthias Chairman of the Board and Chief Executive Officer (the principal executive officer)

By:	/s/ Edward M. Krell
Edward M. Krell Executive Vice President – Chief Financial Officer (the principal financial officer and the principal accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dan W. Matthias and Rebecca C. Matthias, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on September 6, 2006 in the capacities indicated.

/s/ Dan W. Matthias
Dan W. Matthias Chairman of the Board and Chief Executive Officer (the principal executive officer)

/s/ Rebecca C. Matthias
Rebecca C. Matthias President, Chief Operating Officer and Director

/s/ Edward M. Krell
Edward M. Krell Executive Vice President – Chief Financial Officer (the principal financial officer and the principal accounting officer)

/s/ Joseph A. Goldblum
Joseph A. Goldblum Director

/s/ Elam M. Hitchner, III
Elam M. Hitchner, III Director

/s/ David Schlessinger
David Schlessinger Director

/s/ William A. Schwartz, Jr.
William A. Schwartz, Jr. Director

EXHIBIT INDEX

4.1	Mothers Work, Inc. 2005 Equity Incentive Plan
5.1	Opinion of Pepper Hamilton LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24.1	Power of Attorney (on signature page)